                                         Exhibit 99.1
FLAGSTONE RE REPORTS DILUTED BOOK VALUE PER SHARE
OF $14.25 FOR END OF FIRST QUARTER 2010

HAMILTON, Bermuda, May 3, 2010 - Flagstone Reinsurance Holdings Limited (NYSE: FSR) today announced first quarter 2010 basic book value per share of $15.04 and diluted book value per share of $14.25, up 3.4% and 2.1%, respectively, for the quarter (percentages inclusive of dividends).  Net income attributable to Flagstone’s common shareholders for the quarter ended March 31, 2010, was $31.5 million, or $0.38 per diluted share, compared to a net income of $35.7 million, or $0.42 per diluted share, for the quarter ended March 31, 2009.

Operating highlights for the three months ended March 31, 2010 and 2009 included the following:

	Three months ended March 31,
	2010	2009	% change
	(Expressed in millions of U.S. dollars, except % changes and ratios)

Operating income (1)	$12.1	$31.3	(61.4)%

Gross premiums written	$400.2	$361.5	10.7%

Net premiums earned	$216.8	$172.8	25.4%

Combined ratio	97.6%	80.4%

Total return on investments	0.8%	(0.1)%

(1) Operating income is defined as net income attributable to Flagstone adjusted for net realized and unrealized gains (losses) – investments, net realized and unrealized gains (losses) – other, net foreign exchange losses (gains), and non-recurring items.

CEO David Brown commented: “We are pleased with our financial results for the first quarter of 2010.  From an underwriting perspective, we performed well despite the occurrence of multiple international catastrophes including winter storm Xynthia in France, Australian storms and the earthquake in Chile.  The only individually material loss to us was from Chile and we still believe that our initial estimate of $50 million is reasonable.  However, we also believe that the overall industry loss from this event will develop towards the higher end of the range of industry estimates and out of caution have recorded a net reserve of $55 million against this event.   Despite these events, Flagstone’s emphasis on technical underwriting and risk management allowed us to produce a loss ratio of 58.8% and underwriting profits of $16.3 million.  Again, thanks to the significant amounts of premiums generated by our diversified global platform, we were able to offset losses and produce a superior loss ratio.  We believe that our accident year loss ratios over the last 3 years are amongst the best in our industry.

We are pleased with the renewal book of business written for the first quarter as we generally saw disciplined underwriting, with rates only marginally pressured downward, while the international book saw rates flat to down 5%.  Overall, our gross premiums written increased 10.7% with our Lloyd’s platform, Marlborough, continuing to generate business in the short tail specialty lines it targets and materially adding to our diversification.  We are re-branding Marlborough Underwriting Agency Limited effective today, and it will now be called Flagstone Syndicate Management Limited, more fully reflecting the completed integration of Marlborough into the Flagstone Group.  Our solid results in the quarter are a testament to our growing breadth, level of service and our reputation; we remain confident that we will continue to execute and deliver strong returns in the year to come.

In the first quarter, Japanese renewal rates were flat to down 5% year over year for both wind and earthquake, although the Company’s exposure was lowered as well, resulting in a net 2% reduction in rates.  Flagstone carefully grew its North American portfolio in the quarter at renewal by approximately 20%, and its exposure grew by a similar amount, in part due to re-positioning on different layers as the North American portfolio saw decreases of approximately 8% in average rate.  Modeled expected losses declined in-line with this due to reductions in underlying exposures at the Company’s clients and changes in commercial vendor models.  Consequently, on a risk-adjusted basis, both internationally and in North America, effective rates are closer to flat.”

Chairman Mark Byrne noted: “Given the amount and severity of catastrophes in the quarter, our positive results are a confirmation of our diversification and risk management strategy.  Flagstone’s investment portfolio remains conservatively positioned and we are comfortable with our high quality portfolio of mainly fixed income securities and cash.  This position gives us a stable capital base from which to underwrite and provides us with the advantage of being a high-quality credit to our clients and counterparties.  We believe this, along with our technical expertise and leading client service, gives us an added edge, allowing us to see preferential business and terms.

A significant development in the first quarter was our decision to recommend to shareholders a plan to change our place of incorporation from Bermuda to Luxembourg.  We believe the change in incorporation from Bermuda to Luxembourg will increase our strategic and capital flexibility while maintaining our operating model and long-term strategy.  Furthermore, the move more firmly establishes our identity as a truly global company with a strong European footprint.  We continue to refine and integrate our global platform and the spread of quality business we continue to generate is a direct result of this global reach.  Our diversified and technologically savvy approach affords us the ability to efficiently scale our business as attractive opportunities arise, while reducing expense ratios as we mature.  We continue to look at new lines of business in a methodical manner, but currently we are satisfied that we are in the best-priced lines of business and are sufficiently diversified in the short-tail sector of the industry.  Finally, as significant shareholders in Flagstone, we are pleased with our opportunity set and positioning in the market, and remain enthusiastic about the remainder of the year.”

Summary of unaudited consolidated financial data for the periods is as follows:

	Three months ended March 31,
	2010	2009
	(Expressed in thousands of U.S. dollars, except for share data and ratios)
Gross premiums written	$400,202	$361,485
Net premiums written	$323,781	$285,816
Net premiums earned	$216,815	$172,835
Net investment income (loss)	$7,285	$(1,753)
Loss and loss adjustment expenses	$127,379	$76,594
Net income attributable to Flagstone	$31,504	$35,743
Total Flagstone shareholders' equity	$1,207,601	$1,024,123
Combined ratio (1)	97.6%	80.4%
Basic earnings per share	$0.38	$0.42
Diluted earnings per share (2)	$0.38	$0.42
Basic book value per share	$15.04	$12.04
Diluted book value per share	$14.25	$11.60
Change in basic book value per share (3)	3.4%	4.0%
Change in diluted book value per share (3)	2.1%	3.0%

(1)	Combined ratio is the sum of the loss and expense ratios, which are defined as follows:
a.	Loss ratio is calculated by dividing loss and loss adjustment expenses by net premiums earned.
b.	Expense ratio is calculated by dividing acquisition costs combined with general and administrative expenses by net premiums earned.
(2)	Diluted earnings per share for the quarter ended March 31, 2010, does not contain the effect of:
a.	the warrant conversion as this would be anti-dilutive for GAAP purposes.
b.
the PSU conversion until the end of the performance period, when the number of shares issuable under the PSU Plan will be known. There were 4,130,213 PSU’s expected to vest under the PSU plan as at March 31, 2010.

(3)	Change in basic book value per share and diluted book value per share represent the increase or decrease in book value in the period plus accumulated dividends declared.

Basic and diluted book value per share are non-GAAP financial measures. A reconciliation of these measures to Flagstone’s shareholders’ equity is presented at the end of this release.

Results of Operations

The Company reports its results to the chief operating decision maker based on three reportable segments: Reinsurance, Lloyd’s and Island Heritage (previously referred to as our Insurance segment).  The Company regularly reviews its financial results and assesses performance on the basis of these three reportable segments.  Please refer to the “Segment Reporting” table on page 9 for more information.

Underwriting results

Reinsurance segment

Gross premiums written for the Company’s reinsurance segment in the three months ended March 31, 2010 were $342.7 million compared to $303.8 million for the same period in 2009, an increase in gross premiums written of $38.9 million or 12.8%.  The increase in the three months ended March 31, 2010, was mainly due to increased signings on our property and specialty treaties in our Swiss and Bermuda platforms, partially offset by rate level reductions.

The gross premiums written in the first quarter of 2010 include $215.4 million for property catastrophe, $52.1 million for other property and $75.2 million for specialty, compared to $208.7 million, $42.8 million and $52.3 million, respectively, for the same quarter in 2009.

Reinsurance premiums ceded for the three months ended March 31, 2010 and 2009, were $66.9 million and $67.6 million (19.5% and 22.3% of gross reinsurance premiums written), respectively, representing a decrease of $0.7 million.

Reinsurance net premiums earned were $179.0 million for the three months ended March 31, 2010, compared to $166.6 million for the three months ended March 31, 2009, representing an increase of $12.4 million, or 7.4%.  The increase for the three months ended March 31, 2010, is primarily due to the growth in premium writings.

Flagstone’s reinsurance segment reported a combined ratio of 92.3% for the first quarter of 2010 compared to 76.0% for the first quarter of 2009.

Loss and loss adjustment expenses for the three months ended March 31, 2010, were $97.6 million, or 54.5% of net premiums earned, compared to $71.2 million, or 42.8% of net premiums earned, for the three months ended March 31, 2009.  The increase in the loss ratio compared to the first quarter of 2009 was primarily due to more significant losses in the current quarter, in which we incurred losses due to more catastrophic events compared to the same period last year, including gross losses related to the Chile earthquake of $59.7 million. During the quarter, we recorded net favorable developments for prior catastrophe events of $7.6 million based on updated estimates provided by clients and brokers.  In addition, we undertook our scheduled first quarter review of actuarial assumptions to take into account our loss development experience since inception.  As a result of revised initial expected loss ratios and loss development factors coming in better than expected based on actual experience, we recorded $17.1 million of favorable reserves development.  As we move forward, we will place more emphasis on our own internal claims emergence experience and perform such reviews in the first quarter of each year.  During the first quarter of 2009, the net favorable developments for prior catastrophe events were $5.4 million.

Flagstone’s reinsurance segment acquisition cost ratio was 18.8% for the first quarter of 2010, compared to 16.4% for the same period in 2009.  The increase in the acquisition cost ratio in the three months ended March 31, 2010, compared to the same period in 2009 is primarily related to higher levels of proportional treaties in our net premiums earned which have higher acquisition cost ratios than non proportional treaties.

General and administrative expenses for the three months ended March 31, 2010, were $34.1 million compared to $28.0 million in the three months ended March 31, 2009.  The increase in the general and administrative expenses for the three months ended March 31, 2010, is mainly a proportional increase related to higher staffing and stock compensation costs in the quarter compared to the same period in 2009.

Lloyd’s segment

The net underwriting income (loss) for the Lloyd’s segment for the three months ended March 31, 2010 and 2009 amounted to $1.0 million and $(1.7) million, respectively.  Due to the start up nature of the 2009 year of account for Syndicate 1861, the level of earned premium income is gradually ramping up with new business writings, placing strain on the underwriting results as we have incurred expenses for the full periods. In addition, due to the start up nature there is a very limited level of funds available and therefore minimal investment income has been earned to date.

Gross premiums written were $52.2 million and $49.0 million for the three months ended March 31, 2010 and 2009, respectively, and consist primarily of property and specialty lines.  For the three months ended March 31, 2010, the property line gross premiums written were $19.5 million and the specialty lines were $32.7 million, compared to $9.1 million and $39.9 million, respectively, for the same period in 2009.

Premiums ceded for the three months ended March 31, 2010 and 2009, were $11.6 million and $5.1 million (22.2% and 10.5% of gross premiums written), respectively.  In the normal course of its business, the Company purchases reinsurance in order to manage its exposures.  Premiums ceded to Flagstone Suisse under our intercompany reinsurance programs were $5.3 million and $nil for the three months ended March 31, 2010 and 2009, respectively.  The amount and type of reinsurance that it enters into is dependent on a variety of factors, including the cost of a particular reinsurance cover and the nature of its gross premiums written during a particular period.

Net premiums earned totaled $35.7 million and $6.4 million, respectively, for the three months ended March 31, 2010 and 2009.  The increase in the net premiums earned is due to the ramp up of premium earnings from the start up phase in 2009.

Other related income, derived from services provided to syndicates and third parties, totaled $8.6 million and $2.0 million, respectively, for the three months ended March 31, 2010 and 2009.  The increase in the three months ended March 31, 2010 compared to the same period last year is primarily as a result of the recognition of profit commission from Syndicate 1861’s 2007 year of account.

Loss and loss adjustment expenses amounted to $29.4 million and $5.3 million, respectively, for the three months ended March 31, 2010 and 2009.  Loss events recorded during the three months ended March 31, 2010, include gross losses of $2.5 million related to the Chile earthquake.

Acquisition costs for the three months ended March 31, 2010 and 2009, totaled $9.0 million and $1.0 million, respectively, for an acquisition cost ratio of 25.2% and 16.1%, respectively.  The increase in acquisition cost ratios is primarily attributable to changes in the business mix.

General and administrative expenses for the three months ended March 31, 2010 and 2009 were $4.9 million and $3.8 million, respectively.  General and administrative expenses include staff and salary related costs, administration expenses and Lloyd’s specific costs such as syndicate expenses.  The increase in general and administrative expenses in the first quarter of 2010 as compared to the same period in 2009, is primarily related to the increase in underwriting staff, which occurred after the first quarter of 2009.

Island Heritage segment

The net underwriting income (loss) for the three months ended March 31, 2010, amounted to $1.2 million compared to $(0.3) million for the three months ended March 31, 2009.

Gross premiums written were $17.8 million for the three months ended March 31, 2010, compared to $16.7 million for the three months ended March 31, 2009.  The increase is primarily related to continued growth in the Cayman Islands, Bahamas, British Vrigin Islands, and Turks and Caicos.  Contracts are written on a per risk basis and consist primarily of property lines. Premiums ceded for the three months ended March 31, 2010, were $10.4 million compared to $10.9 million for the same period ended March 31, 2009.

Net premiums earned totaled $2.2 million for the three months ended March 31, 2010, compared to $(0.2) million for the three months ended March 31, 2009.  The increase in net premiums earned is primarily due to the increase in gross premiums written and reduced premiums ceded.

Loss and loss adjustment expenses, acquisition costs and general and administrative expenses incurred totaled $6.6 million for the three months ended March 31, 2010, compared to $5.8 million for the three months ended March 31, 2009.

Investment results

The total return on our investment portfolio, excluding noncontrolling interests in the investment portfolio, comprises investment income and realized and unrealized gains and losses on investments.  For the three months ended March 31, 2010, the total return on invested assets was 0.8% compared to (0.1) % for the three months ended March 31, 2009.  The change in the return on invested assets of 0.9% during the three months ended March 31, 2010, compared to the same period in 2009 is primarily due to the positive performance on our corporate bond portfolios and Inflation Protected Securities.

Net investment income

Net investment income for the three months ended March 31, 2010 was $7.3 million compared to $(1.8) million for the same period in 2009, an increase of $9.1 million.  The increase is principally due to the sharp decrease in inflation in the 2009 period which caused the Treasury Inflation Protected Securities to generate negative amortization during that period.

Net realized and unrealized gains and losses – investments

Net realized and unrealized gains on our investment portfolio amounted to $9.8 million for the three months ended March 31, 2010, compared to losses of $1.9 million for the three months ended March 31, 2009. These amounts comprise net realized and unrealized gains and losses on our fixed maturities, equities, other investments and on our investment portfolio of derivatives which includes, global equities, global bond, commodities and “to be announced” mortgage-backed securities, interest rate swaps and total return swaps.  The increase in the net realized and unrealized gains on investment for the three months ended March 31, 2010, were due to the positive performance on our bond portfolios and small equity derivatives.

Treasury hedging and other

Net realized and unrealized gains and losses – other

The Company's policy is to hedge the majority of its non-investment currency exposure with derivative instruments such as foreign currency swaps and forward currency contracts.  Net realized and unrealized gains - other amounted to $5.7 million for the three months ended March 31, 2010 compared to $7.4 million for the same period in 2009.

The primary components of the $5.7 million gains for the three months ended March 31, 2010, are as follows:
		Three months ended
		March 31, 2010
Balance sheet hedge:		(Expressed in millions of U.S. dollars)
-	Foreign currency forwards, hedges on reinsurance balances and ineffective piece of Flagstone's designated hedges on investments in subsidiaries:	$6.2
-	Foreign currency swaps on Flagstone's subordinated debt:	$(1.1)
Total premium earned on other reinsurance derivatives		$0.6

Interest expense

Interest expense was $2.5 million for the three months ended March 31, 2010, compared to $3.6 million for the same period in 2009.  The decrease in interest expense for the three months ended March 31, 2010, compared to the same period in 2009, is primarily related to the decrease in short term interest rates from period to period.

Flagstone shareholders’ equity

On March 11, 2010, the Company entered into a private purchase agreement to repurchase 2,984,146 common shares pursuant to its buyback program at a total cost of $33.6 million.

At March 31, 2010, Flagstone’s shareholders' equity was $1.2 billion and diluted book value per share was $14.25.

Regulation G

This earnings release includes diluted book value per share. This is a non-GAAP financial measure, and a reconciliation of this measure to Flagstone’s shareholders’ equity is presented at the end of this release.  The Company believes this measure to be useful alongside comparable GAAP measures in evaluating the Company’s financial performance as management believes the growth in the Company’s diluted book value per share ultimately translates into growth in the Company’s stock price.

Additional information

The Company will host a conference call on Tuesday, May 4, 2010, at 9:30 a.m. (EDT) to discuss this release.  Live broadcast of the conference call will be available on the Financial & Investor section of the Company’s website at www.flagstonere.com.

The Company, through its operating subsidiaries, is a global reinsurance and insurance company that employs a focused and technical approach to the Property Catastrophe, Property, and Specialty reinsurance and insurance businesses. Flagstone Réassurance Suisse has received “A-” financial strength ratings from both A.M. Best and Fitch Ratings, and “A3” ratings from Moody's Investors Service.  Island Heritage and Flagstone Reinsurance Africa have received “A-” financial strength ratings from A.M. Best.

The Company is traded on the New York Stock Exchange under the symbol “FSR” and the Bermuda Stock Exchange under the symbol “FSR BH”.  Additional financial information and other items of interest are available on the Company’s website located at www.flagstonere.com.

Please refer to the unaudited March 31, 2010, Financial Supplement, which will be posted on the Company’s website for more detailed financial information.

Consolidated Condensed Statements of Operations and Comprehensive Income (unaudited) – For the three months ended March 31, 2010 and March 31, 2009
(Expressed in thousands of U.S. dollars, except share and per share data)

	Three months ended March 31,
	2010	2009
REVENUES
Gross premiums written	$400,202	$361,485
Premiums ceded	(76,421)	(75,669)
Net premiums written	323,781	285,816
Change in net unearned premiums	(106,966)	(112,981)
Net premiums earned	216,815	172,835
Net investment income (loss)	7,285	(1,753)
Net realized and unrealized gains (losses) - investments	9,811	(1,899)
Net realized and unrealized gains - other	5,658	7,430
Other income	11,041	5,169
Total revenues	250,610	181,782

EXPENSES
Loss and loss adjustment expenses	127,379	76,594
Acquisition costs	42,837	28,037
General and administrative expenses	41,175	34,300
Interest expense	2,514	3,557
Net foreign exchange (gains) losses	(3,956)	1,097
Total expenses	209,949	143,585

Income before income taxes and interest in earnings of equity investments	40,661	38,197
Provision for income tax	(2,852)	706
Interest in earnings of equity investment	(259)	(378)
Net income	37,550	38,525
Less: Income attributable to noncontrolling interest	(6,046)	(2,782)
NET INCOME ATTRIBUTABLE TO FLAGSTONE	$31,504	$35,743

Net income	$37,550	$38,525
Change in currency translation adjustment	(3,697)	1,867
Change in defined benefit pension plan obligation	500	(176)
Comprehensive income	34,353	40,216
Less: Comprehensive income attributable to noncontrolling interest	(6,046)	(2,579)
COMPREHENSIVE INCOME ATTRIBUTABLE TO FLAGSTONE	$28,307	$37,637

Weighted average common shares outstanding—Basic	82,558,971	85,070,001
Weighted average common shares outstanding—Diluted	82,741,580	85,208,294
Basic earnings per common share	$0.38	$0.42
Diluted earnings per common share	$0.38	$0.42
Dividends declared per common share	$0.04	$0.04

Segment Reporting (unaudited) – For the three months ended March 31, 2010 and March 31, 2009
(Expressed in thousands of U.S. dollars, except percentages)

	Three months ended March 31, 2010
	Reinsurance	Lloyd's	Island Heritage	Inter segment Eliminations (1)	Total

Gross premiums written	$342,692	$52,189	$17,762	$(12,441)	$400,202
Premiums ceded	(66,855)	(11,605)	(10,402)	12,441	(76,421)
Net premiums written	275,837	40,584	7,360	-	323,781
Net premiums earned	$178,971	$35,688	$2,156	$-	$216,815
Other related income	470	8,644	5,606	(3,884)	10,836
Loss and loss adjustment expenses	(97,558)	(29,428)	(393)	-	(127,379)
Acquisition costs	(33,735)	(8,994)	(3,992)	3,884	(42,837)
General and administrative expenses	(34,057)	(4,942)	(2,176)	-	(41,175)
Underwriting income	$14,091	$968	$1,201	$-	$16,260
Loss ratio (2)	54.5%	82.5%	5.1%		58.8%
Acquisition cost ratio (2)	18.8%	25.2%	51.4%		19.8%
General and administrative expense ratio (2)	19.0%	13.8%	28.0%		19.0%
Combined ratio (2)	92.3%	121.5%	84.5%		97.6%

	Three months ended March 31, 2009
	Reinsurance	Lloyd's	Island Heritage	Inter segment Eliminations (1)	Total

Gross premiums written	$303,794	$48,979	$16,722	$(8,010)	$361,485
Premiums ceded	(67,635)	(5,149)	(10,895)	8,010	(75,669)
Net premiums written	236,159	43,830	5,827	-	285,816
Net premiums earned	$166,596	$6,443	$(162)	$(42)	$172,835
Other related income	1,027	2,020	5,606	(3,623)	5,030
Loss and loss adjustment expenses	(71,230)	(5,331)	(95)	62	(76,594)
Acquisition costs	(27,375)	(1,037)	(3,269)	3,644	(28,037)
General and administrative expenses	(28,043)	(3,834)	(2,423)	-	(34,300)
Underwriting income (loss)	$40,975	$(1,739)	$(343)	$41	$38,934
Loss ratio (2)	42.8%	82.7%	1.7%		44.3%
Acquisition cost ratio (2)	16.4%	16.1%	60.0%		16.2%
General and administrative expense ratio (2)	16.8%	59.5%	44.5%		19.9%
Combined ratio (2)	76.0%	158.3%	106.3%		80.4%
(1) Inter segment eliminations relate to Flagstone Suisse quota share arrangements with Island Heritage and Lloyd's.
(2) For Island Heritage segment all ratios calculated using expenses divided by net premiums earned plus other related income.

Consolidated Condensed Balance Sheets as at March 31, 2010 and December 31, 2009
(Expressed in thousands of U.S. dollars, except share data)

	As at March 31, 2010	As at December 31, 2009
	(Unaudited)
ASSETS
Investments:
Fixed maturities, at fair value (Amortized cost: 2010 - $1,178,266 ; 2009 - $1,198,187)	$1,199,577	$1,228,561
Short term investments, at fair value (Amortized cost: 2010 - $313,415; 2009 - $231,609)	310,061	232,434
Other investments	56,607	46,224
Total investments	1,566,245	1,507,219
Cash and cash equivalents	412,441	352,185
Restricted cash	24,293	85,916
Premium balances receivable	386,831	278,956
Unearned premiums ceded	83,125	52,690
Reinsurance balances receivable	22,213	19,270
Accrued interest receivable	9,475	11,223
Receivable for investments sold	41,104	5,160
Deferred acquisition costs	66,057	54,637
Funds withheld	23,934	22,168
Goodwill and intangibles	49,823	52,323
Other assets	131,878	125,021
Total assets	$2,817,419	$2,566,768

LIABILITIES
Loss and loss adjustment expense reserves	$540,528	$480,660
Unearned premiums	466,022	330,416
Insurance and reinsurance balances payable	72,883	62,864
Payable for investments purchased	68,520	11,457
Long term debt	251,309	252,402
Other liabilities	49,710	63,155
Total liabilities	1,448,972	1,200,954

EQUITY
Common voting shares, 300,000,000 authorized, $0.01 par value, issued and outstanding (2010 - 80,001,073; 2009 - 82,985,219)	850	850
Common shares held in treasury, at cost (2010 - 4,984,146; 2009 - 2,000,000)	(50)	(20)
Additional paid-in capital	864,708	892,817
Accumulated other comprehensive loss	(10,173)	(6,976)
Retained earnings	352,266	324,347
Total Flagstone shareholders' equity	1,207,601	1,211,018
Noncontrolling interest in subsidiaries	160,846	154,796
Total equity	1,368,447	1,365,814
Total liabilities and equity	$2,817,419	$2,566,768

Cautionary Statement Regarding Forward-Looking Statements

This report may contain, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual results to differ materially from such statements.  In particular, statements using words such as “may”, “should”, “estimate”, “expect”, “anticipate”, “intend”, “believe”, “predict”, “potential”, or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results to differ include, but are not necessarily limited to: market conditions affecting the Company’s common share price; the impact of the volatility in the financial markets, including the duration of the crisis and the effectiveness of governmental solutions; the weakening economy, including the impact on our customers' businesses; fluctuations in interest rates; the effects of corporate bankruptcies on capital markets; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedents and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedents and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices.

These and other events that could cause actual results to differ are discussed in more detail from time to time in our filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

Non-GAAP Financial Measures

In addition to the GAAP financial measures set forth in this Press Release, we have presented “basic and diluted book value per share,” which are non-GAAP financial measures.  Management uses growth in diluted book value per share as a prime measure of the value the Company is generating for its common shareholders, as Management believes that growth in the Company’s diluted book value per share ultimately translates into growth in the Company’s stock price.

Basic book value per share is defined as total Flagstone’s shareholders’ equity divided by the number of common shares outstanding at the end of the period plus vested restricted share units, giving no effect to dilutive securities.   Diluted book value per share is defined as total Flagstone’s shareholders’ equity divided by the number of common shares and common share equivalents outstanding at the end of the period including all potentially dilutive securities such as the Warrant, Performance Share Units (“PSU”) and Restricted Share Units (“RSU”). When the effect of securities would be anti-dilutive, these securities are excluded from the calculation of diluted book value per share. The Warrant was anti-dilutive and was excluded from the calculation of diluted book value per share as at March 31, 2010 and March 31, 2009.

Book Value per Share (unaudited)

	As at March 31, 2010	As at December 31, 2009
	(Expressed in thousands of U.S. dollars, except share and per share data)

Flagstone Shareholders' Equity	$1,207,601	$1,211,018
Potential net proceeds from assumed:
Exercise of PSU (1)	-	-
Exercise of RSU (1)	-	-
Conversion of warrant (2)	-	-
Diluted Flagstone Shareholders' Equity	$1,207,601	$1,211,018

Common shares outstanding - end of period	80,001,073	82,985,219
Vested RSUs	270,053	205,157
Total Common shares outstanding - end of period	80,271,126	83,190,376

Potential shares to be issued:
PSUs expected to vest	4,130,213	3,305,713
RSUs outstanding	319,960	168,000
Conversion of warrant (2)	-	-
Common Shares Outstanding - Diluted	84,721,299	86,664,089

Basic book value per share	$15.04	$14.56

Diluted book value per share	$14.25	$13.97

Dividends per share paid during the period	$0.04

(1) No proceeds due when exercised
(2) Below strike price - not dilutive